Exhibit 99.1

FOR IMMEDIATE RELEASE

Ekso Bionics Reports First Quarter 2015 Financial Results

RICHMOND, Calif., May 7, 2015 – Ekso Bionics Holdings, Inc. (OTCQB:EKSO), a robotic exoskeleton company, today reported financial results for the quarter ended March 31, 2015, as well as recent highlights.

“I am pleased to share that we made progress on all three fronts of our business over the last quarter. In our medical device business we hit 21 million steps and continued to see our clinical collaborators develop promising results. Our Ekso Labs was just awarded its second government contract already this year, and had an additional three patents granted. With our new industrial device business, we now have prototypes in field-testing with large potential customers,” shared Nathan Harding, CEO and co-founder of Ekso Bionics. “We have accomplished a significant amount since going public just over a year ago, taking necessary steps to build a foundation for strong and sustainable future growth. I look forward to providing regular updates on our progress, as our strategic initiatives of the recent quarters begin to bear fruit – including those to accelerate adoption of our medical exoskeletons as well as for our industrial, able-bodied exoskeletons.”

FIRST Quarter and Recent HighlightS

•	We recognized revenue of $1.7 million for the first quarter of 2015 as compared to $1.1 million for the first quarter 2014.

•	We shipped 16 units in the first quarter of 2015 as compared to 12 units in the first quarter of 2014. We have sold or rented over 125 medical devices to over 90 customers and now have 12 multiple unit customers.

•	Our Europe, Middle East and Africa division had its strongest quarter ever as a result of our growing distributor network. We have certified our first distributor to provide training and customer service.

•	Usage by our customers is accelerating, with over 21 million steps having been taken in Ekso Bionics robotic exoskeletons, up from approximately 7 million in May 2014.

•	The first Pan-European clinical study was initiated and preliminary results of another study on the usability of Ekso GT for stroke and SCI task-oriented gait training look promising.

•	We hired Tom Mastaler, former global head of operations for Milwaukee Tool, to lead business development for our industrial business.

•	We were awarded a third exoskeleton project by the U.S. government.

•	We had three additional U.S. patents granted, bringing the total U.S. patents granted to 12.

•	We expanded our Board of Directors to seven people with the addition of Amy Wendell, former Senior Vice President, Strategy and Business Development of Covidien, a global health care company and manufacturer of medical devices.

FIRST Quarter 2015 Financial Results

Revenue and Cost of Revenue

Medical device revenue increased $0.5 million, or approximately 87%, primarily due to the number of medical device sales being amortized to revenue more than doubling as compared to the same period in the prior year. Engineering services revenue increased by $0.2 million, or approximately 32%, primarily due to an overall increase in projects period over period.

Medical device cost of revenue increased $0.5 million, or approximately 142%, due to the more than doubling of medical devices being amortized to revenue this year as compared to last year.

The increase in medical device cost of revenue exceeded the increase in associated revenue, and we recorded a drop in margins on medical devices, primarily due to increased levels of service expenses associated with enhancements we are making to our fleet in order to implement technological improvements we have developed since many of our units were placed into service.

Engineering services cost of revenue increased by $0.2 million, or approximately 94%, primarily due to an overall increase in projects period over period.

Operating Expenses

Sales and marketing expenses increased $0.3 million, or 21%, as compared to the three months ended March 31, 2014, due to general increases, the greatest of which is an increase of $0.1 million in compensation related costs.

Research and development expenses increased $0.2 million, or 28%, as compared to the three months ended March 31, 2014 primarily due to an increase of $0.1 million in compensation related expenses as a result of increases in headcount.

General and administrative expenses decreased $0.4 million, or 20%, as compared to the three months ended March 31, 2014. The decrease was primarily attributable to an overall $0.5 million decline in compensation costs, which included a $0.3 million reduction in recognized bonus expense year-over year. This decrease was offset by a $0.2 million increase in professional services fees primarily related to public company requirements and investor relations expenses.

Other Expense

Total other expense, net reflected a decrease of $77.9 million as compared to the three month period ended March 31, 2014 primarily due to a $77.4 million net change in non-cash charges relating to outstanding warrants. The $77.4 million of prior year warrant liability charges was attributable to warrants issued in the private placement offering in January and February 2014. Due to the price-based anti-dilution provision in the warrants, the Company was required to classify the warrants as a liability and to adjust their value to market at each measurement period. In November 2014, the holders of a majority of the warrants approved an amendment to remove the price-based anti-dilution provisions in the warrants. As a result, the warrants are no longer recorded as a liability effective November 2014 because they met the criteria for equity treatment. Interest expense decreased by $0.4 million this year as compared to last year due to the repayment of outstanding debt in January 2014.

Net Loss

The net loss for the quarter ended March 31, 2015 was $4.1 million, or ($0.04) per basic and diluted share, compared to a net loss of $81.8 million, including the $77.4 million non-cash warrant liability charge, or ($1.22) per basic and diluted share for the same period of 2014.

Cash and Cash Equivalents

The Company’s cash as of March 31, 2015 was $21.1 million compared to $25.2 million at December 31, 2014. During the three months ended March 31, 2015, the Company used $3.8 million of cash in operations compared to $5.5 million for the three months ended March 31, 2014.

Conference call and webcast details

Ekso Bionics will hold a conference call and audio webcast to discuss financial results for its first quarter 2015 and provide a general business update on Thursday, May 7, 2015 at 4:30pm ET.

Date: May 7, 2015

Time: 4:30pm ET

Listen via Internet: http://eksobionics.equisolvewebcast.com/q1-2015

Toll-free (US and Canada): 888-669-0684

International: 862-255-5361

A webcast replay will be available on the Ekso Bionics website for 30 days.

About Ekso Bionics

Since 2005, Ekso Bionics has been pioneering the field of robotic exoskeletons, or wearable robots, to augment human strength, endurance and mobility. The company’s first commercially available product, called the Ekso device, has helped thousands of people with paralysis take millions of steps not otherwise possible. By designing and creating some of the most forward-thinking and innovative solutions for people looking to augment human capabilities, Ekso Bionics is helping people rethink current physical limitations and achieve the remarkable.

Ekso Bionics is headquartered in Richmond, CA and is listed on the OTC QB under the symbol EKSO. To learn more about Ekso Bionics please visit us at www.eksobionics.com

Facebook: www.facebook.com/eksobionics
Twitter: @eksobionics
YouTube: http://www.youtube.com/user/EksoBionics/

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

-Financial Information Follows-

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Media Contact:
Heidi Darling, Director of Marketing Communications
Phone: 510-984-1761 x317

E-mail: hdarling@eksobionics.com

Investor Contact:
Chad Rubin, Senior Vice President

Phone: 646 378-2947

E-mail: crubin@troutgroup.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash	$21,133	$25,190
Accounts receivable, net	1,455	1,549
Inventories, net	838	622
Prepaid expenses and other current assets	447	388
Deferred cost of revenue, current	1,677	1,551
Total current assets	25,550	29,300
Property and equipment, net	2,183	2,102
Deferred cost of revenue, non-current	2,245	2,017
Other assets	55	55
Total assets	$30,033	$33,474

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable, current	$42	$41
Accounts payable	1,464	783
Accrued liabilities	1,657	2,378
Deferred revenues, current	3,545	3,412
Total current liabilities	6,708	6,614
Deferred revenues, non-current	4,085	3,895
Notes payable, non-current	65	77
Deferred rent	78	88
Total liabilities	10,936	10,674
Stockholders' equity:
Common stock	102	102
Additional paid-in capital	94,911	94,499
Accumulated deficit	(75,916)	(71,801)
Total stockholders' equity	19,097	22,800
Total liabilities and stockholders' equity	$30,033	$33,474

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)
	Three months ended March 31,
	2015	2014
Revenue:
Medical devices	$985	$527
Engineering services	704	535
Total revenue	1,689	1,062

Cost of revenue:
Medical devices	798	330
Engineering services	488	252
Total cost of revenue	1,286	582

Gross profit	403	480

Operating expenses:
Sales and marketing	1,851	1,531
Research and development	983	769
General and administrative	1,662	2,071
Total operating expenses	4,496	4,371

Loss from operations	(4,093)	(3,891)

Other income (expense):
Interest expense	(3)	(427)
Loss on warrant liability	—	(77,437)
Interest income	4	1
Other expense, net	(23)	(12)
Total other expense, net	(22)	(77,875)

Net loss	$(4,115)	$(81,766)

Basic and diluted net loss per share	$(0.04)	$(1.22)
Shares used to compute basic and diluted
net loss per share	101,791,221	67,072,057

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months
	ended March 31,
	2015	2014
Net cash used in operating activities	$(3,828)	$(5,459)
Net cash used in investing activities	(281)	(248)
Net cash provided by financing activities	52	19,478
Net increase (decrease) in cash	(4,057)	13,771
Cash at beginning of the period	25,190	805
Cash at end of the period	$21,133	$14,576